FOR IMMEDIATE RELEASE

Borden Chemical, Inc. to Acquire Bakelite AG

COLUMBUS, Ohio (October 7, 2004) - Borden Chemical, Inc., a leading supplier of thermoset and other high performance resins, adhesives and specialty materials, today announced it has signed a definitive agreement to acquire Bakelite AG from its parent company, Rütgers AG.
Terms of the purchase agreement were not disclosed. The transaction is subject to regulatory and other customary closing conditions.
Based in Iserlohn-Letmathe, Germany, Bakelite is a leading source of phenolic and epoxy thermosetting resins and moulding compounds with 13 manufacturing facilities in Europe and Asia. Last year the company generated sales of $610 million. It has 1,700 employees. Borden Chemical reported 2003 sales of $1.4 billion and employs 2,400 associates.
Craig O. Morrison, president & CEO of Borden Chemical, said: "We regard Bakelite as a strategic investment that will greatly expand our international operations, particularly in Europe and Asia, while extending our range of technology solutions into epoxy resins and other materials. The merging of our two businesses creates a company with true global reach." Morrison also highlighted the complementary fit of the two companies’ operations. Most of Bakelite’s sales and operations are outside North America, while the bulk of Borden Chemical’s sales and operations are within North America.
Dr. Heinz Rzehak, chairman of the management board of Rütgers AG said, "The merger with Borden Chemical will provide Bakelite with an owner totally dedicated to Bakelite’s core business of thermoset resins and adhesives. Bakelite and Borden share common values and a customer-focused approach to the business. The two companies have excellent technological positions that should create value for the combined enterprise going forward. Bakelite's management looks forward to working with the Borden Chemical team."
Bakelite was the world’s first manufacturer of fully synthetic plastics and is one of the best-known names in the synthetic resins industry. It is recognized for its strong technical solutions that deliver value across a broad range of customer applications. More information on the company can be found on its website at www.bakelite.de
Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. The company is owned by the investment firm Apollo Management, LP and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

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Contact:

Peter Loscocco
Director, Public Affairs
614-225-4127
loscoccopf@bordenchem.com